For Immediate Release Thursday, April 3, 2008	For Further Information Contact: Robert E. Phaneuf Vice President-Corporate Development (918) 632-0680

RAM ENERGY RESOURCES ANNOUNCES:

•	Annual Meeting Date and Time;
•	Clarifies Expiration Date of Warrants

Tulsa, Oklahoma - RAM Energy Resources, Inc. (Nasdaq: RAME) announced today that the Company’s annual meeting of stockholders will be held at 10:00 a.m. on May 8, 2008, at the Renaissance Tulsa Hotel and Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma. The record date for determining stockholders entitled to vote at the annual meeting has been set as April 8, 2008.

RAM currently has outstanding 18,848,800 publicly traded warrants (Nasdaq: RAMEW) to purchase shares of the company’s common stock at an exercise price of $5.00 per share. By their terms, the warrants expire if not exercised by 5:00 p.m. on May 11, 2008. However, since May 11, 2008 is a legal holiday, applicable law allows that such condition may be performed on the next succeeding business day. Accordingly, the warrants may be exercised at any time prior to 5:00 p.m., EDT on Monday, May 12, 2008 after which they will expire by their terms. RAM has no plans to extend the terms of the warrants.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address announcements pertaining to planned timing of the company’s annual meeting, as well as the absence of plans to extend the terms of outstanding warrants are developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.